Exhibit 99.1

FOR IMMEDIATE RELEASE July 20, 2005	FOR FURTHER INFORMATION Brendan J. McGill Senior VP and CFO (215) 256-8828

SUMMARY: Harleysville Savings Financial Corporation Announces Third Quarter Earnings for Fiscal Year 2005 andDeclaration
of Regular Cash Dividend

        Harleysville, PA., July 20, 2005 – Harleysville Savings Financial Corporation (NASDAQ:HARL) reported today that the Company’s board of directors declared a regular quarterly cash dividend for the third quarter of fiscal year 2005 amounting to $.15 per share. This is an increase of 25% over the cash dividend paid during the same quarter last year. This is the 72nd consecutive quarter that the Company has paid a cash dividend. The cash dividend will be payable on August 24, 2005 to stockholders of record on August 10, 2005.

        Net income for the third quarter of fiscal year 2005 amounted to $1,244,000 or $.32 per diluted share compared to $1,121,000 or $.29 per diluted share for the same quarter last year. Core earnings represented by net interest income increased 8.9% to $3,311,000 for the quarter compared to $3,040,000 for the same quarter last year. Operating expenses amounted to $2,017,000 compared to $1,891,000 for the same quarter last year. Other income increased to $338,000 for the quarter compared to $302,000 for the same quarter last year. Gains on the sale of investments and loans amounted to $41,000 compared to $20,000 for the same quarter last year.

        Net income for the first nine months of fiscal year 2005 amounted to $3,742,000 or $.95 per diluted share compared to $3,565,000 or $.92 per diluted share for the same period last year. Core earnings represented by net interest income increased 9.4% to $9,884,000 for the nine month period compared to $9,033,000 for the same period last year. Operating expenses amounted to $5,989,000 compared to $5,526,000 for the same period last year. Other income amounted to $1,029,000 for the nine month period compared to $947,000 for the same period last year. Gains on the sale of investments and loans amounted to $105,000 for the nine month period compared to $263,000 for the same period last year.

        The Company’s assets increased to $758 million compared to $708 million a year ago. Stockholders’ book value increased to $12.03 per share compared to $11.33 a year ago.

        As of June 30, 2005, the Company’s ratio of non-performing assets plus 90 day delinquent loans amounted to .04% of total assets and its efficiency ratio for the quarter was 55.27%, both outstanding performance ratios for the industry.

        Harleysville Savings Financial Corporation is the holding company for Harleysville Savings Bank. Established in 1915, Harleysville Savings Bank is a Pennsylvania chartered and federally insured savings bank. Headquartered in Harleysville, Pennsylvania and located in Montgomery County, which has the third largest population base and the second highest per capita income in the state of Pennsylvania.

Harleysville Savings Financial Corporation Selected Consolidated Financial Data as of June 30, 2005

(Dollars in thousands except per share data)
((1)Unaudited)	Nine Months Ended:		Three Months Ended:
Selected Consolidated Earnings Data	June 30, 2005(1)	June 30, 2004(1)	June 30, 2005(1)	June 30, 2004(1)

Total interest income	$26,594	$24,256	$9,167	$8,087

Total interest expense	16,710	15,223	5,856	5,047

Net Interest Income	9,884	9,033	3,311	3,040

Provision for loan losses	-	-	-	-

Net Interest Income after Provision for
Loan Losses	9,884	9,033	3,311	3,040

Gain on sales of investments	88	245	24	20

Gain on sales of loans	17	18	17	-

Other income	1,029	947	338	302

Total other expenses	5,989	5,526	2,017	1,891

Income before Income Taxes	5,029	4,717	1,673	1,471
Income tax expense	1,287	1,152	429	350

Net Income	$3,742	$3,565	$1,244	$1,121

Per Common Share Data

Basic earnings	$0.97	$0.94	$0.32	$0.29
Diluted earnings	$0.95	$0.92	$0.32	$0.29
Dividends	$0.43	$0.36	$0.15	$0.12
Book value	$12.03	$11.33	$12.03	11.33
Shares outstanding	3,896,099	3,820,110	3,896,099	3,820,110
Average shares outstanding - basic	3,872,400	3,802,937	3,890,153	3,813,527
Average shares outstanding - diluted	3,936,929	3,890,212	3,936,829	3,893,155

	Nine Months Ended:		Three Months Ended:
Other Selected Consolidated Data	June 30, 2005(1)	June 30, 2004(1)	June 30, 2005(1)	June 30, 2004(1)

Return on average assets	0.67%	0.69%	0.66%	0.64%
Return on average equity	11.00%	11.32%	10.78%	10.49%
Interest rate spread	1.68%	1.61%	1.63%	1.61%
Net yield on interest earning assets	1.84%	1.79%	1.81%	1.79%
Operating expenses to average assets	1.08%	1.06%	1.07%	1.08%
Efficiency ratio	54.88%	55.36%	55.27%	56.58%
Ratio of non-performing loans to total
assets at end of period	0.04%	0.04%	0.04%	0.04%
Loan loss reserve to total loans, net	0.55%	0.60%	0.55%	0.60%

Selected Consolidated Financial Data	June 30, 2005(1)	Mar 31, 2005 (1)	Dec 30, 2004(1)	Sept 30, 2004

Total assets	$757,509	$748,425	$726,957	$718,232
Loans receivable - net	357,212	347,555	341,110	338,584
Loan loss reserve	1,971	1,971	1,974	1,977
Cash & investment securities	92,351	88,346	79,690	80,595
Mortgage-backed securities	268,106	274,512	269,004	265,087
FHLB stock	16,004	15,732	15,340	15,184
Deposits	412,667	411,852	408,766	405,231
FHLB advances	289,308	285,214	268,222	265,953
Total stockholders' equity	46,857	45,990	45,203	44,313